                                                                    EXHIBIT 11.1


                             MICREL,  INCORPORATED
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
                     (In thousands except per share data)

                                  ----------

                                            Three Months Ended Six Months Ended
                                                 June 30,          June 30,
                                            ----------------------------------
                                              1996      1995     1996    1995
                                            ------    ------    ------  ------
Weighted average common shares outstanding   9,095     8,667     9,037   8,659

    Dilutive effect of stock options.          837     1,282       901   1,259
                                            ------    ------    ------  ------
    Number of shares used in computing per
      share amounts                          9,932     9,949     9,938   9,918
                                            ======    ======    ======  ======
Net income                                  $2,112    $1,773    $4,005  $3,287
                                            ======    ======    ======  ======

Net income per common and equivalent
 share                                      $ 0.21    $ 0.18    $ 0.40  $ 0.33
                                            ======    ======    ======  ======